Exhibit 8.1

August 20, 2021

NexPoint Real Estate Finance, Inc.

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of 2,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Firm Shares”), and the grant to the underwriters of the option to purchase up to an additional 3000,000 shares of Common Stock (the “Additional Shares”, and together with the Firm Shares, the “Shares”). The Shares are included in the Company’s Registration Statement on Form S-3 (Registration No. 333-251854), in the form originally filed with the Securities and Exchange Commission on December 31, 2020, amended on March 3, 2021, and amended on March 25, 2021 (the “Registration Statement”), and the final prospectus supplement, dated August 18, 2021 (“Prospectus Supplement”), to the base prospectus forming part of the Registration Statement, dated March 31, 2021 (together with the documents incorporated by reference therein, the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), with the Prospectus forming part of the Registration Statement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Prospectus.

In connection with our opinion, we have reviewed and are relying upon:

(i)	the Company’s Articles of Amendment and Restatement, dated as of February 3, 2020, as amended (the “Charter”);

(ii)	the articles supplementary to the Charter, dated July 20, 2020 and the articles supplementary to the Charter, dated March 31, 2021;

(iii)	the Amended and Restated Limited Partnership Agreement of the OP, as amended, in effect as of the date hereof;

August 20, 2021

(iv)

the Contribution and Assignment of Interests Agreement, by and among SFR WLIF, LLC, Series I, a Delaware series limited liability company, NexPoint Real Estate Strategies Fund, a continuously offered, non-diversified, closed-end management investment company, Highland Global Allocation Fund, a diversified, closed-end management investment company, NREF OP I, L.P., a Delaware limited partnership, NREF OP I Holdco, LLC, a Delaware limited liability company, NREF OP I SubHoldco, LLC, a Delaware limited liability company, SFR WLIF, LLC, Series II, a Delaware series limited liability company, Highland Income Fund, a non-diversified, closed-end management investment company, NexPoint Capital, Inc., a Delaware corporation, NREF OP II, L.P., a Delaware limited partnership, NREF OP II Holdco, LLC, a Delaware limited liability company, NREF OP II SubHoldco, LLC, a Delaware limited liability company, NREC TRS, Inc., a Texas corporation, NexPoint Real Estate Capital, LLC, a Delaware limited liability company, NRESF REIT Sub, LLC, a Delaware limited liability company, NexPoint Capital REIT, LLC, a Delaware limited liability company, NexPoint Strategic Opportunities Fund, a non-diversified, closed-end management investment company, NREF OP IV, L.P., a Delaware limited partnership (“NREF OP IV”), NREF OP IV REIT Sub, LLC, a Delaware limited liability company (“NREF OP IV REIT Sub”), and NREF OP IV REIT Sub TRS, LLC, a Delaware limited liability company (“NREF OP IV REIT Sub TRS”);

(v)	the Amended and Restated Limited Partnership Agreement of NREF OP IV, as amended, in effect as of the date hereof;

(vi)	the Limited Liability Company Agreement of NREF OP IV REIT Sub, dated October 8, 2019, as amended by the first amendment thereto, dated March 9, 2021;

(vii)	the Limited Liability Company Agreement of NREF OP IV REIT Sub TRS, dated October 8, 2019;

(viii)	the Registration Statement and the Prospectus; and

(ix)

an executed copy of the Underwriting Agreement, dated August 18, 2021 (the “Underwriting Agreement) entered into by the Company, NexPoint Real Estate Finance L.P., NexPoint Real Estate Advisors VII, L.P. and Raymond James & Associates, Inc. (as representative of the several underwriters), together with such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of our review we have also assumed the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document. In addition, we have relied upon the representations contained in a certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company.

In our capacity as counsel to the Company we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, and the conformity to authentic original documents of all documents submitted to us as copies.

August 20, 2021

Our opinion is based upon the current provisions of the Code, Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion is rendered only as of the date hereof and we undertake no responsibility to update this opinion after this date. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(1)

commencing with the Company’s taxable year ended December 31, 2020, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2021 and subsequent taxable years; and

(2)

the statements set forth in the Prospectus constituting part of the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” insofar as such statements purport to summarize United States federal income tax laws or provisions of documents referred to therein, present fair summaries of such laws and documents in all material respects.

The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of gross income, the composition of assets, the level of distributions to stockholders, and the diversity of its stock ownership. Winston & Strawn LLP undertakes no responsibility to review, and will not review, the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the nature of its assets, the amount and types of its gross income, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

August 20, 2021

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Winston & Strawn LLP